Exhibit 10.53

SPECIAL INCENTIVE PROGRAM RESTRICTED STOCK AWARD AGREEMENT

THIS EXECUTIVE OFFICER RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is effective as of June 28, 2010 (the “Grant Date”), between Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), and Steven L. Barnett (the “Participant”).

Pursuant to the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Participant is to be granted a restricted stock award (the “Restricted Stock Award”), on the terms and conditions set forth herein, and on the terms and conditions set forth in the Plan, and hereby grants such Restricted Stock Award. Capitalized terms used herein which are not defined in this Agreement will have the meanings set forth in the Plan. The Participant acknowledges that the Participant has received a copy of the Plan Prospectus.

1. Number of Restricted Shares.

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant the Restricted Stock Award consisting of the number of shares of the common stock of the Company specified on Exhibit A (the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Vesting of the Restricted Shares.

(a) Subject to the Participant’s continued service with the Company, the Restricted Shares shall vest and become nonforfeitable as of April 30, 2011 as to 100% of the Restricted Shares.

(b) If the Participant’s service with the Company terminates or is terminated due to (i) the Participant’s death; (ii) the Participant becoming Disabled (as defined in the Participant’s employment agreement); (iii) a Without Cause Termination (as defined in the Participant’s employment agreement); or (iv) a Constructive Discharge (as defined in the Participant’s employment agreement), the Restricted Shares will become immediately and fully vested. If the Participant’s service with the Company terminates or is terminated for any reason other than as set forth in the preceding sentence, the Restricted Shares shall, to the extent not then vested, be forfeited by the Participant without consideration.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event a Change in Control occurs, the Restricted Shares shall, to the extent not then vested and not previously forfeited, immediately become fully vested, subject to the terms of the Plan.

3. Certificates for the Restricted Shares.

The Restricted Shares shall be held in escrow in a restricted book entry account with the Company’s transfer agent in the name of the Participant. Upon vesting of the Restricted Shares, the Restricted Shares shall be released into an unrestricted book entry account with the

Company’s transfer agent; provided, however, that a portion of such Restricted Shares shall be surrendered in payment of required withholding taxes in accordance with Section 10 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

4. Rights as a Stockholder.

The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall, except as otherwise provided herein, be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7. The Participant shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares become vested. Dividends paid on Restricted Shares that have not yet vested will be held by the Company and transferred to the Participant, without interest, on such date as the Restricted Shares become vested. Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company. Following the vesting of any Restricted Shares pursuant to Section 2, you have the right to request certificates for the Restricted Shares which have vested along with the stock powers relating thereto. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

5. Legend on Certificates.

The certificates representing the vested Restricted Shares delivered to the Participant shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock of the Company is listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. No Right to Continued Employment.

The granting of the Restricted Shares evidenced by this Agreement shall impose no right upon the Participant to continue in the employ or service of the Company and shall not lessen or affect the Company’s right to terminate the employ or service of the Participant at any time.

7. Transferability.

The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (other than by the laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

8. Authorization to Return Forfeited Shares.

The Participant authorizes the Company or its designee to return to the Company all Shares of Restricted Stock which are forfeited pursuant to the Agreement and the Plan.

9. Restricted Stock Award Subject to Plan.

By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award and the Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

10. Income Tax Consequences.

(a) Withholding. The Participant shall pay to the Company, and the Company shall have the right and is hereby authorized to withhold, any and all applicable withholding taxes in respect of the Restricted Shares, including (without limitation) such taxes that may arise upon the Participant’s making an election under Section 83(b) of the Code as described below or otherwise upon the vesting of such shares, and the Company may take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes, including, without limitation, deducting all applicable required withholding taxes from the Participant’s compensation. Without limiting the generality of the foregoing, to the extent permitted by the Committee in its sole discretion, the Participant may satisfy, in whole or in part, the foregoing withholding liability by delivering shares of common stock of the Company held by the Participant (which are not subject to any pledge or other security interest and which have been vested and held by the Participant for no less than six months, or such other period as may be established from time to time by the Committee or United States generally accepted accounting principles) or by having the Company withhold from the number of Restricted Shares otherwise deliverable to the Participant hereunder Restricted Shares with a fair market value not in excess of the statutory minimum withholding liability.

(b) Section 83(b) Election. The Participant hereby acknowledges that the Participant has been informed that, with respect to the Restricted Shares, an election may be filed by the Participant with the U.S. Internal Revenue Service (the “IRS”) within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares on the Grant Date. The Participant agrees to provide the Company with a copy of any election made pursuant to Section 83(b) of the Code at the time of filing such election.

(c) Representations. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement (including any Section 83(b) election). The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

11. Securities Laws.

Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

12. Miscellaneous.

(a) Entire Agreement. This Agreement and the Plan contain all of the understandings and agreements between the Company and the Participant concerning the Restricted Stock Award and supersede all earlier negotiations and understandings, written or oral, between the parties with respect thereto. The Company and the Participant have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Agreement or the Plan.

(b) Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

(c) Notices. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, to the attention of the General Counsel of the Company at the principal office of the Company and, if to the Participant, to the Participant’s last known address contained in the personnel records of the Company.

(d) Succession and Transfer. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Participant and their respective estate, successors and assigns, subject to any limitations on transferability under applicable law or as set forth in the Plan.

(e) Governing Law. This Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

(f) Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Participant and the Company for all purposes.

(g) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Pamela J. Harvey
Name:	Pamela J. Harvey
Title:	VP, HR and Corporate Services

STEVEN L. BARNETT

/s/ Steven L. Barnett

Exhibit A

Effective June 28, 2010, you have been granted a Restricted Stock Award consisting of 26,968 Restricted Shares.

Subject to the terms and conditions of the Agreement, the Restricted Shares shall vest as follows:

Total # of Restricted Shares	April 30, 2011
26,968	26,968